UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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MENTOR GRAPHICS CORPORATION

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MENTOR GRAPHICS CORPORATION

SUPPLEMENT TO NOTICE OF SPECIAL MEETING AND PROXY

On October 30, 2006, Mentor Graphics Corporation (the Company) filed a definitive proxy statement (the Proxy Statement) with the Securities and Exchange Commission in connection with a Special Meeting of Shareholders to be held on November 29, 2006 (the Special Meeting). The following supplemental information is being made available to shareholders of Mentor Graphics Corporation on November 13, 2006.

Further Amendment to 1982 Stock Option Plan

The sole matter for consideration by the shareholders at the Special Meeting is whether or not to approve amendments to the Company’s 1982 Stock Option Plan (the 1982 Plan) proposed by the Board of Directors, as described in detail in the Proxy Statement. For many years, the 1982 Plan has included language permitting additional options to be granted in exchange for outstanding options. This plan language permits the Company to effect an option repricing by granting options at the current market price in exchange for outstanding higher-priced options. On November 9, 2006, the Board of Directors approved a revision to the 1982 Plan amendments to be voted on by the shareholders at the Special Meeting. This revision eliminates the language authorizing grants of options in exchange for outstanding options. Accordingly, under revised Proposal No. 1, in addition to all of the other amendments described in the Proxy Statement, the last sentence of Section 4.2 of the 1982 Plan would be amended to read as follows (with deleted language shown in ~~strikeout~~):

“Additional options may be granted to existing optionees ~~and may be granted in exchange for outstanding options~~.”

The effect of this further amendment to the 1982 Plan is that, if Proposal No. 1 is approved at the Special Meeting, the Company will not be authorized to reprice options granted under the 1982 Plan without shareholder approval.